Exhibit 99.1

FOR IMMEDIATE RELEASE

Portman Ridge Finance Corporation Amends and Extends

Its Senior Secured Revolving Credit Facility

Upsizes Commitments to $200.0 Million from $115.0 Million

Reduces Interest Rate Margin to 2.50% from 2.80%

NEW YORK, July 29, 2024 – Portman Ridge Finance Corporation (Nasdaq: PTMN) (the “Company”) today announced that it has amended and extended its existing senior secured revolving credit facility (“Credit Facility”) with JPMorgan Chase Bank, National Association (“JPM”).

Under the terms of the amendment, there was a committed increase to the aggregate principal amount of the Credit Facility in an amount not to exceed $85.0 million, for a total of $200.0 million, the applicable margin was reduced from 2.80% per annum to 2.50% per annum, and there was a committed seven-day bridge advance in an aggregate principal amount of approximately $18.3 million. Additionally, the reinvestment period was extended from April 29, 2025 to August 29, 2026, and the maturity date was extended from April 29, 2026 to August 29, 2027.

The Senior Secured Notes due November 20, 2029 and issued by Portman Ridge Funding 2018-2 LLC, will be refinanced in connection with the committed increase to the Credit Facility. As a result, approximately $18.3 million of the Senior Secured Notes will be eliminated through the use of a bridge advance under the Credit Facility, and $85.0 million of the Senior Secured Notes will be refinanced.

About Portman Ridge Finance Corporation

Portman Ridge Finance Corporation (Nasdaq: PTMN) is a publicly traded, externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. Portman Ridge’s middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. Portman Ridge’s investment activities are managed by its investment adviser, Sierra Crest Investment Management LLC, an affiliate of BC Partners Advisors, LP.

Portman Ridge’s filings with the Securities and Exchange Commission (the “SEC”), earnings releases, press releases and other financial, operational and governance information are available on the Company’s website at www.portmanridge.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding repurchases of shares of the Company’s common stock. There is no assurance that repurchases will be made in any specific amounts or that the market price of the Company’s shares, either absolutely or relative to net asset value, will increase as a result of any share repurchases, or that any repurchases will enhance stockholder value over the long term. The forward-looking statements should be read in conjunction with the risks and uncertainties discussed in the Company’s filings with the SEC, including the Company’s most recent Form 10-K and other SEC filings.

Contacts:

Portman Ridge Finance Corporation

650 Madison Avenue, 3rd floor

New York, NY 10022

info@portmanridge.com

Brandon Satoren

Chief Financial Officer

Brandon.Satoren@bcpartners.com

(212) 891-2880

The Equity Group Inc.

Lena Cati

lcati@equityny.com

(212) 836-9611

Val Ferraro

vferraro@equityny.com

(212) 836-9633

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